Exhibit 2.2
ACQUISITION AND COOPERATION AGREEMENT
This Acquisition and Cooperation Agreement (this “Agreement”) is dated as of June 14, 2023 (the “Execution Date”) and is entered into by and between Earthstone Energy Holdings, LLC, a Delaware limited liability company (“Earthstone”) and Northern Oil and Gas, Inc., a Delaware corporation (“Northern”). Earthstone and Northern are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms used in this Agreement and not otherwise defined herein (including in Section 8.12) shall have the meaning given to such terms in the Purchase Agreement (as defined below).
WHEREAS, contemporaneously with the execution of this Agreement, Earthstone has entered into a Securities Purchase Agreement dated as of the Execution Date (as the same may be amended, restated or supplemented from time to time, the “Purchase Agreement”) with Novo Oil & Gas Legacy Holdings, LLC, a Delaware limited liability company (“Novo Legacy”), Novo Intermediate, LLC, a Delaware limited liability company (together with Novo Legacy, each a “Seller” and collectively, “Sellers”), and Novo Oil & Gas Holdings, LLC, a Delaware limited liability company (“Company”), to acquire from Sellers 100% of the issued and outstanding Securities of the Company (and indirectly the Assets);
WHEREAS, the Company and certain Subsidiaries of the Company (together with the Company, collectively “Novo”) own certain Assets, including the Specified Novo Assets;
WHEREAS, contemporaneously with entering into the Purchase Agreement, Earthstone, each Seller and U.S. Bank, N.A. (“Escrow Agent”) have entered into that certain Escrow Agreement (the “Escrow Agreement”), pursuant to which the Escrow Agent shall hold the Deposit in accordance with the terms thereof.
WHEREAS, subject to, and in accordance with, the terms and conditions set forth in this Agreement and the Purchase Agreement, the Parties desire for Northern to acquire an undivided 33 1⁄3% (the “Northern Share”) interest in and to the Specified Novo Assets, with Earthstone retaining an undivided 66 2⁄3% (the “Earthstone Share” and, together with the Northern Share collectively, the “Parties’ Share” or, individually, a “Party’s Share”) interest in and to the Specified Novo Assets; and
WHEREAS, the Parties desire to memorialize certain agreements between Earthstone and Northern with respect to the Purchase Agreement and the acquisition by Northern of the NOG Assets from Novo immediately following the Closing, as further described in this Agreement.
NOW THEREFORE, for and in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Earthstone and Northern hereby agree as follows:
ARTICLE I
PURCHASE AGREEMENT INTERIM PERIOD
Section 1.1    Certain Pre-Closing Coordination Matters.
(a)    Prior to the occurrence of the Closing under the Purchase Agreement, (i) Earthstone will keep Northern reasonably informed with respect to and (ii) the Parties agree to use their respective commercially reasonable and good faith efforts to reach mutual agreement with respect to: (A) any actual or alleged breaches of the Purchase Agreement or any other agreement, document and/or instrument that is or may be executed and/or delivered by Earthstone, Sellers, Novo and/or any of their respective Affiliates pursuant to or in connection with the Purchase Agreement, as applicable, or in connection with the transactions contemplated thereby (including the Escrow Agreement) (together with all such other agreements, documents and instruments, collectively, the “Transaction Agreements”), including, for purposes of clarity, any (I) actual or potential breach or inaccuracy of any representation or warranty of Sellers or Novo (or any of their Affiliates) set forth in the Transaction Agreements, or (II) actual or potential breach, failure to comply with or nonfulfillment of any covenant or agreement of Sellers or Novo (or any of its Affiliates) in any applicable Transaction Agreement by Sellers, Novo or any of their Affiliates (and any actions to be taken with respect thereto, including, for purposes of clarity, the exercise of any applicable rights or remedies related thereto); (B) without limitation of clause (A), the availability of, desire to exercise or exercise of, in each case, any applicable termination right or right to specific performance set forth in the Purchase Agreement by Earthstone; (C) any election by Earthstone related to any matter requiring Earthstone’s approval pursuant to Section 8.2 of the Purchase Agreement; (D) subject to the timing set forth in Section 1.1(b) below, the availability of, desire to exercise or exercise of (including, for purposes of clarity, the availability of any applicable election, or making any election, with respect to) any right or remedy of any kind that is or may become available to Earthstone under the Purchase Agreement (e.g., rights and/or remedies related to Title Defects, Environmental Defects, etc.); (E) the acceptance or approval of, or any proposed change(s) with respect to, any adjustment to the Unadjusted Purchase Price set forth in or contemplated by Sellers’ draft of the Preliminary Settlement Statement delivered to Earthstone in accordance with Section 2.7(a) of the Purchase Agreement; and (F) subject to the timing and assertion provisions of Section 1.1(c) below, the assertion of any Title Defect or Environmental Defect pursuant to Section 3.2 of the Purchase Agreement.
(b)    Subject to Section 1.3 and Section 1.4, to the extent Earthstone and Northern are unable to reach mutual agreement within three Business Days (unless a shorter time period is reasonably required by the applicable circumstances or the terms of the applicable Transaction Agreement) after Earthstone’s delivery of written notice to Northern of any matter described or identified in Section 1.1(a)(A)-(F) above, Earthstone’s reasonable and good faith decision shall control and Earthstone shall promptly notify Northern thereof.
(c)    With respect to the assertion of any Title Defect or Environmental Defect pursuant to the applicable provisions of the Purchase Agreement described in Section 1.1(a)(F) above: (i) the Parties shall meet weekly between the date of this Agreement and the Defect Deadline to discuss any new matters discovered by the Parties, Steptoe & Johnson PLLC (the “Title Consultant”) or either or both of NTG Environmental and/or Sphere 3 Environmental, Inc. (collectively, the “ENV Consultant”) during the prior week with respect to Title Defect and/or Environmental Defect matters, and the Parties shall use their commercially reasonable and good faith efforts to cause the Title Consultant and ENV Consultant to attend and participate in such meetings; (ii) the Parties shall use commercially reasonable and good faith efforts to agree on the matters to be included in any Defect Notices (and the forms and content thereof) delivered to Sellers under the Purchase Agreement, on or before the date that is three Business Days prior to the Defect Deadline; and (iii) Earthstone shall use commercially reasonable and good faith efforts to cause the Title Consultant or ENV Consultant, as applicable, to prepare and deliver to the Parties any Defect Notices that either Party believes should be prepared and delivered to Sellers, on or before the date that is two Business Days prior to the Defect Deadline. To the extent the Parties are unable to reach mutual agreement on (A) the list of Title Defects and Environmental Defects, as applicable, to be raised by Earthstone under the Purchase Agreement and/or the Defect Amounts related thereto, or (B) the contents of the Defect Notices related thereto, in each case, on or prior to the date that is one Business Day prior to the Defect Deadline, then Earthstone will nonetheless assert, in accordance with the terms of the Purchase Agreement all Title Defects and Environmental Defects, as applicable, that either Party wishes to assert, and in so doing, utilize the larger Defect Amount with respect to each defect in dispute; provided that if the entirety of the Title Defect(s) and Environmental Defect(s) asserted by the Parties would cause the failure of the condition to closing set forth in Section 9.2(d) of the

Purchase Agreement to be satisfied, the Parties agree to work together in good faith to determine whether to not assert certain Title Defect(s) and Environmental Defect(s) in order to cause such condition to be satisfied.
(d)    Not less than one Business Day prior to the Closing under the Purchase Agreement, Earthstone shall deliver written notice to Northern confirming that, to the Knowledge of Earthstone, all conditions to the obligations of Earthstone, Sellers and Novo to consummate the Closing set forth in Article IX of the Purchase Agreement have been fulfilled or satisfied (other than any such conditions that by their nature can only be fulfilled or satisfied at or in connection with the consummation of the Closing under the Purchase Agreement) and not waived (or deemed to have been waived) by Earthstone, Sellers or Novo, as applicable. As used in this Agreement, “Knowledge” shall mean the actual knowledge, after due inquiry of such person’s direct reports, of Robert Anderson, Robert W. Hunt, Jr., Mark Lumpkin, Jr. and Tony Oviedo.
(e)    Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that all (i) documented out-of-pocket costs and expenses paid or incurred by Earthstone or Northern in connection with the investigation and due diligence of the Assets for services performed by (A) the Title Consultant; (B) the ENV Consultant; (C) Truist Securities, Inc. (“Truist”) (such costs and expenses to be paid pursuant to and in accordance with that certain Engagement Letter, dated May 29, 2023, by and among Truist, Earthstone and, solely with respect to Section 4 thereof, Northern); and (D) Kirkland & Ellis LLP (solely with respect to the (1) negotiation of the Purchase Agreement and the Transaction Agreements (except for costs or fees in connection with any financing efforts by Earthstone) and (2) due diligence performed in connection with the transactions contemplated by the Purchase Agreement and the Transaction Agreements) (collectively, the “Transaction Expenses”) incurred or otherwise pertaining to periods on or prior to Closing (or, with respect to the Transaction Expenses described in clause (A) and (B), incurred or pertaining to periods prior to the full and final resolution of all Title Defect and/or Environmental Defects asserted pursuant to Article 3 of the Purchase Agreement) shall be shared between the Parties in accordance with their respective Parties’ Share, and (ii) all other costs or expenses paid or incurred by Earthstone or Northern in connection with the investigation and due diligence of the Assets shall be borne by the Party incurring the same; provided that, notwithstanding the foregoing, (A) Earthstone shall be responsible for 100% of the costs and fees (including any filing fees) in connection with the HSR Act, and (2) Earthstone’s costs and expenses associated with obtaining the D&O Insurance “tail” policy pursuant to Section 8.12(c) of the Purchase Agreement shall be shared between the Parties in accordance with their respective Parties’ Share. The Parties will settle any net amount owed in respect of Transaction Expenses at Closing or, if Closing does not occur, within five Business Days of termination of the Purchase Agreement (if not paid by Novo pursuant to the Purchase Agreement); provided that, if the Purchase Agreement is terminated by Earthstone, and Earthstone recovers from Sellers and Novo any such Transaction Expenses in accordance with the terms of the Purchase Agreement, Earthstone shall promptly remit to Northern the Northern Share of any such recovery.
Section 1.2    Transaction Agreement Communications and Notices.
(a)    Earthstone shall deliver to Northern any notice or other communication (together with all documents and information related thereto) received by Earthstone from Sellers, Novo or any of their Affiliates (collectively, the “Seller Parties”) or the Escrow Agent under any Transaction Agreement, as applicable (including any notice or other communications related to Preferential Right, Consents and any Casualty Event, condemnation and/or taking-related matters), in each case, as promptly as reasonably practicable following Earthstone’s receipt thereof (but, in any event, within two Business Days thereof), and thereafter cooperate in good faith with Northern with respect to the subject matter of any such notice or other communication (including with respect to (i) the preparation, delivery and contents of any response delivered or to be delivered by Earthstone to any applicable Seller Party or the Escrow Agent, as applicable, with respect thereto and (ii) the election to exercise (or not exercise) any rights or remedies that are or may be available to Earthstone in connection with or related to the subject matter of any such notice or other material communication); provided, however, that this obligation shall not apply to notices or communications relating solely to assets or liabilities of the Seller Parties transferred to Earthstone in which Northern has no interest or obligation under any of the Transaction Agreements (collectively, the “Excluded Notices”). Earthstone shall (A) use its commercially reasonable efforts to cooperate in good faith with Northern prior to Earthstone’s delivery of any notice or other communication to any applicable Seller Party or the Escrow Agent (other than any Excluded Notice), as applicable, under the Purchase Agreement or any other applicable Transaction Agreement (which cooperation shall include Earthstone’s commercially reasonable efforts to mutually agree with Northern as to (1) whether to deliver any such notice or other material communication, (2) the form, substance and content of any such notice or other material communication and (3) the timing of delivery of any such notice or other communication), and (B) promptly provide Northern with a true and complete copy of all such notices and other communications that are delivered by Earthstone to any applicable Seller Party or the Escrow Agent, as applicable.
(b)    The Parties will use good faith efforts in consultation with each other in the event of a dispute under Section 1.2(a). To the extent Earthstone and Northern are unable to reach mutual agreement regarding the subject matter of, or response to, any such notice or other communication (other than any Excluded Notice) within two Business Days (unless a shorter time period is reasonably required by the applicable circumstances) after Earthstone’s delivery of same to Northern, Earthstone’s reasonable and good faith decision with respect thereto shall control; provided, however, that Earthstone shall provide Northern with written notice 24 hours prior to taking any action with respect to any such notice or other material communication that is not mutually agreed upon between Earthstone and Northern.
Section 1.3    Certain Interim Covenants.
(a)    Subject to, and without limitation of, Section 2.1 and Section 2.4 hereof, during the period between Earthstone, Sellers, and Novo entering into the Purchase Agreement and the earlier to occur of (x) the time at which the Closing under the Purchase Agreement has occurred and (y) the termination of the Purchase Agreement in accordance with its terms (but without limiting Section 5.1), Earthstone shall, and only with respect to clauses (i), (ii), (vii) and (ix) below, Northern shall (and each shall cause its respective Affiliates to), unless otherwise consented to in writing in advance by the other Party (which consent shall not be unreasonably withheld, conditioned or delayed):
(i)    not intentionally or knowingly take or fail to take any action which would give, or would reasonably be expected to give, the Sellers the right to terminate the Purchase Agreement by reason of a breach or non-fulfillment by Earthstone of any of its covenants or agreements under any Transaction Agreement;
(ii)    inform the other Party in writing promptly after becoming aware of any fact, matter, circumstance or other information that, individually or in the aggregate, has resulted in (or would reasonably be expected to result in) (A) any breach or inaccuracy of any representation or warranty of Sellers or Novo set forth in the Purchase Agreement or any other applicable Transaction Agreement, (B) any breach or non-fulfillment by Sellers or Novo of any of their respective covenants or agreements set forth in the Purchase Agreement or any other applicable Transaction Agreement, or (C) the failure of any condition to Closing set forth in Section 9.2 of the Purchase Agreement to be satisfied (notwithstanding, in each case, any waiver by Earthstone of any such condition);
(iii)    not affirmatively waive (A) any right or remedy available to Earthstone under the Purchase Agreement or any other applicable Transaction Agreement in connection with or related to (1) any breach or inaccuracy of any representation or warranty of Sellers or Novo set forth in the Purchase Agreement or such other applicable Transaction Agreement or (2) any breach or non-fulfillment by Sellers or Novo of any of their covenants or agreements set forth in the Purchase Agreement or such other applicable Transaction Agreement, (B) any condition to closing set forth in Section 9.2 of the Purchase Agreement, or (C) if applicable, Earthstone’s right to terminate the Purchase Agreement for a failure of the condition to closing set forth in Section 9.2 of the Purchase Agreement;
(iv)    not amend, modify or supplement in any manner or waive any provision of the Purchase Agreement or any other applicable Transaction Agreement (and will not agree to do any of the foregoing);
(v)    not dispute (or initiate or settle any dispute) with respect to any material matter arising under the Purchase Agreement or any other applicable Transaction Agreement;
(vi)    subject to Section 1.1(a) and Section 1.1(c), in the event of any dispute or other matter arising under the Purchase Agreement or any other applicable Transaction Agreement in which Earthstone receives any settlement or award of damages, including in the form of a return of all or any portion of the Deposit and for which Northern does not receive the Northern Share (or the benefit of the Northern Share) of such settlement or award of damages, remit to Northern an amount equal to the Northern Share of such amount received;
(vii)    participate in weekly update meetings (virtually or by teleconference) with the other Party on the progress with respect to, and the results of, any title or environmental diligence conducted by or on behalf of Earthstone or Northern with respect to the Assets (including promptly providing copies of any title or environmental diligence reports (including any informal, formal, preliminary or final reports or other similar documents and/or materials) prepared by or on behalf of Earthstone or Northern);
(viii)    to the extent Sellers or Novo provide such information to Earthstone under the Purchase Agreement or any other Transaction Agreement, promptly (and in any event within one Business Day) provide Northern with updates of the status of all applicable Preferential Rights and Consents, including, for purposes of clarity, with respect to whether (A) any such Preferential Rights has been affirmatively waived or exercised by the applicable holder thereof, (B) any such Consent (or an affirmative waiver thereof) was obtained from the applicable holder thereof, (C) the applicable time period for exercising (or affirmatively waiving) any such Preferential Right has expired without the exercise or affirmative waiver thereof by the applicable holder thereof, (D) the applicable time period for providing, withholding or affirmatively waiving any such Consent has expired with the applicable holder thereof providing, withholding or affirmatively waiving such Consent and (E) there exists any actual or threatened dispute with respect to or related to any Preferential Right or Consent; and

(ix)    otherwise keep the other Party reasonably apprised of developments with respect to the transactions contemplated by the Purchase Agreement and all other Transaction Agreements.
(b)    Notwithstanding anything to the contrary herein or otherwise, the Parties acknowledge and agree that during the period beginning on the Execution Date and ending on the date on which the Closing under the Purchase Agreement has occurred (or, if applicable, is contemplated to occur) (unless this Agreement is otherwise terminated prior to such date pursuant to Section 5.1), the Parties shall cooperate in good faith to mutually agree upon (i) all agreements, assignments, conveyances, deeds, certificates, instruments and other documents or items that are contemplated to be (or that any applicable party reasonably requests to be) executed, acknowledged and/or delivered, as applicable, by Earthstone, Northern and/or any of their respective Affiliates at or in connection with (A) the closing under this Agreement, and (B) the Closing under the Purchase Agreement and (ii) a funds flow memorandum, closing statement or other similar document setting forth, in reasonable detail, the amount and sequencing of the payments to be paid by each Party (and to whom) at or in connection with the occurrence of the contemporaneous Closing of the transactions contemplated by this Agreement and the Purchase Agreement (all of the foregoing, collectively, the “Novo Closing Deliverables”).
Section 1.4    Cooperation with Respect to Enforcement of Rights, Remedies and Claims. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that, as it relates to the period after Closing, (a) Earthstone shall not take any action (or refrain from taking any action) that Earthstone is entitled to take under the Purchase Agreement or any related Transaction Agreement to enforce or pursue any of its rights or remedies under the Purchase Agreement or any related Transaction Agreement or to otherwise make or assert any claim against Sellers or the Escrow Agent thereunder (including, for purposes of clarity, any claim for indemnification pursuant to Article XIII of the Purchase Agreement) without first discussing and coordinating in good faith with Northern with respect to determining whether to take any such action (or refrain from taking any such action), (b) if Northern in good faith determines at any time that Earthstone is entitled to take any action to enforce or pursue any of its rights or remedies against Novo or the Escrow Agent under the Purchase Agreement or any related Transaction Agreement or to otherwise make or assert any claim against Novo or the Escrow Agent thereunder (including any claim for indemnification pursuant to Article XIII of the Purchase Agreement), then Earthstone shall use its commercially reasonable efforts to take such action at the direction of Northern and the proportionate benefit of Earthstone and Northern, (d) the Parties will reasonably cooperate with respect to the Purchase Agreement matters (including with respect to Section 8.13 and Section 8.15 of the Purchase Agreement) and (d) if Earthstone takes any such action, then Earthstone shall (i) cooperate reasonably and in good faith with Northern in connection therewith (including, for purposes of clarity, taking any further actions related thereto that are reasonably requested by Northern) and (ii) use its commercially reasonable efforts to keep Northern fully informed with respect to the status thereof.
ARTICLE II
DEPOSIT; CLOSING
Section 2.1    Deposit. Within one Business Day of the Execution Date, Northern shall deliver to the Escrow Agent, by wire transfer in immediately available funds to an account designated by Earthstone in writing, an amount equal to the Northern Share of the Deposit (such amount, the “Northern Initial Payment”).
Section 2.2    Purchase Price. No later than one Business Day prior to the Closing Date, Northern shall deliver to Earthstone, by wire transfer in immediately available funds to an account designated by Earthstone in writing, an amount equal to the difference between (i) the Northern Share of the Closing Payment, minus (ii) the Consents and Preferential Rights

Adjustment (such amount, the “Northern Closing Payment”). On the Closing Date, Earthstone shall deliver to Sellers the Closing Payment, inclusive of the Northern Closing Payment, pursuant to the terms of the Purchase Agreement. The allocations of responsibility for specific Purchase Price adjustments set forth in this Section 2.2 shall remain in place through the operation of the final settlement statement and true-up mechanisms contained in Section 2.7(b) of the Purchase Agreement and Section 3.2 of this Agreement.
Section 2.3    Purchase Agreement Deliverables. On the Closing Date, Earthstone shall execute and deliver to Sellers the documents that are required to be executed and delivered by Earthstone pursuant to the terms of the Purchase Agreement.
Section 2.4    Agreement Deliverables. On the Closing Date, the Parties shall execute, acknowledge and deliver (and, with respect to clause (i), shall use commercially reasonable efforts to cause Sellers and Novo to execute, and deliver) (i) counterparts of the Assignment and Assumption Agreement in the form attached as Exhibit A, (ii) an Assignment, Bill of Sale and Conveyance in the form attached as Exhibit B in the appropriate number of counterparts for recording in the real property records of each applicable County in which the NOG Assets are located (the “NOG Assignment”), (iii) a Joint Operating Agreement in the form attached as Exhibit C (the “JOA”), (iv) the corresponding memorandum of JOA attached to the JOA in the appropriate number of counterparts for recording in the real property records of each applicable county in which the NOG Assets are located and (v) all other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement.
Section 2.5    Preferential Rights and Consents. Notwithstanding anything to the contrary in this Agreement, if, as of the Closing, any of the NOG Assets are subject to (a) any Unobtained Consent, or (b) any Unobtained Preferential Right, then the NOG Assets subject to such Unobtained Consent or such Unobtained Preferential Right shall be excluded from the NOG Assets conveyed to Northern at the Closing, and the portion of the Northern Share of the Closing Payment owed by Northern to Earthstone shall be reduced by the Consents and Preferential Rights Adjustment in accordance with Section 2.2. From and after Closing, Earthstone shall use commercially reasonable efforts to obtain any Unobtained Consent or waivers of any Unobtained Preferential Right. If, following Closing, (i) Earthstone obtains an Unobtained Consent, (ii) Earthstone obtains a waiver of an Unobtained Preferential Right, or (iii) the time period to exercise an Unobtained Preferential Right expires without the exercise of such right by the Third Party holder thereof, then (A) Earthstone shall promptly convey the Northern Share of the affected Asset to Northern in accordance with this Agreement utilizing a form of assignment substantially in the form of the NOG Assignment, and (B) Northern shall pay to Earthstone the amount by which the Northern Closing Payment was reduced at Closing attributable to such Unobtained Consent or such Unobtained Preferential Right, net the difference between pre- and post-Effective Time revenues and NOG Property Costs calculated consistently with the adjustments necessary to determine the NOG Adjusted Purchase Price.
ARTICLE III
POST-CLOSING
Section 3.1    Post-Closing Payments. From and after Closing, to the extent additional amounts are owed to Sellers or any other Person pursuant to the Purchase Agreement, the Parties shall reasonably cooperate to determine such amounts owed to Sellers or such other Persons, and to proportionately allocate such amounts among the Parties (in accordance with the NOG Share and Earthstone Share (as applicable)) in accordance with the terms of this Agreement.

Section 3.2    NOG Settlement Statements.
(a)    The Parties acknowledge that for purposes of the Closing and funding of the Closing Payment pursuant to the Purchase Agreement, Northern shall pay an amount equal to the Northern Closing Payment in accordance with Section 2.2. As soon as reasonably practicable, but in any event not later than the 30 days after the Closing, Earthstone shall prepare and deliver to Northern a preliminary settlement statement (“NOG PSS”) setting forth: (i) the Northern Closing Payment, (ii) Earthstone’s good faith calculation of the NOG Adjusted Purchase Price, and (iii) the consolidated balance sheet with adjustments and supporting evidence used to calculate the NOG Adjusted Purchase Price. Earthstone shall supply Northern reasonable documentation in the possession of Earthstone and Novo to support the items for which adjustments are proposed or made in the NOG PSS (including such information provided by Sellers pursuant to Section 2.7 of the Purchase Agreement) and a brief explanation of any such adjustments and the reasons therefor. Within five Business Days after receipt of Earthstone’s draft NOG PSS, Northern may deliver to Earthstone a written report containing all changes that Northern proposes to be made to the NOG PSS, if any, together with a brief explanation of any such changes, and Earthstone shall consider such proposed changes in good faith. Earthstone and Northern shall in good faith attempt to agree on the NOG PSS as soon as possible after Earthstone’s receipt of Northern’s written report. The NOG PSS, as agreed upon by the Parties, will be used as an initial true-up between the Parties; provided that if the Parties cannot agree on all adjustments set forth in the NOG PSS prior to the date that is 10 Business Days following Earthstone’s delivery of the NOG PSS to Northern, then any such unagreed adjustments as set forth in the NOG PSS as presented by Earthstone shall control for purposes of the initial true-up among the Parties.
(i)    To the extent that the Northern Closing Payment is greater than the NOG Adjusted Purchase Price set forth in the NOG PSS, Earthstone shall pay to Northern by wire transfer in immediately available funds to an account designated by Northern in writing, on the date that is 10 Business Days following the date that Earthstone delivered the NOG PSS to Northern, an amount equal to the difference between (A) the Northern Closing Payment minus (B) the NOG Adjusted Purchase Price set forth in the NOG PSS.
(ii)    To the extent that the Northern Closing Payment is less than the NOG Adjusted Purchase Price set forth in the NOG PSS, Northern shall pay to Earthstone by wire transfer in immediately available funds to an account designated by Earthstone in writing, on the date that is 10 Business Days following the date that Earthstone delivered the NOG PSS to Northern, an amount equal to the difference between (A) the NOG Adjusted Purchase Price set forth in the NOG PSS minus (B) the Northern Closing Payment.
(b)    Promptly following the date that the final settlement statement is finally determined pursuant to Section 2.7(b) of the Purchase Agreement, Earthstone shall deliver a true and complete copy of the final settlement statement pursuant to Section 2.7(b) of the Purchase Agreement, setting forth the final Adjusted Purchase Price under the Purchase Agreement (the “Final Price”) and showing the calculation of each adjustment under Section 2.4 of the Purchase Agreement.
(c)    As soon as reasonably practicable but in no event later than the 30th day following the date that the final settlement statement is finally determined pursuant to Section 2.7(b) of the Purchase Agreement, Earthstone shall prepare and deliver to Northern a final settlement statement (“NOG Final Statement”) setting forth: (i) an amount equal to the Northern Share of the Final Price, and (ii) Earthstone’s good faith calculation of NOG Adjusted Purchase Price together with reasonable supporting documentation with respect thereto or in connection therewith. Earthstone shall afford Northern and its representatives the opportunity to review the final settlement statement delivered pursuant to Section 2.7(b) of the Purchase Agreement and the NOG Final Statement, and the supporting schedules, analysis, workpapers, and other underlying records or documentation as are reasonably necessary and appropriate in Northern’s review of such statements, in each case, in Earthstone’s possession or which Earthstone is entitled to request and received under the Purchase Agreement. Each Party shall reasonably cooperate and fully and promptly with the other and their respective representatives in such examination with respect to all reasonable requests related thereto. On or before the date that is 30 days following Earthstone’s delivery of the NOG Final Statement to Northern, Northern may deliver to Earthstone a written report containing any changes that Northern proposes to be made to the NOG Final Statement; provided that, if Northern does not deliver a written report of proposed changes on or before the end of such 30-day period, then Northern will be deemed to have accepted Earthstone’s calculation of the NOG Adjusted Purchase Price, and the NOG Final Settlement proposed by Earthstone will be deemed to be correct and mutually agreed upon by the Parties and not subject to further audit or arbitration. Without limiting the foregoing, Earthstone and Northern shall undertake to agree on the NOG Final Statement no later than 60 days after Earthstone’s delivery of the NOG Final Statement pursuant to this Section 3.2(c) (the “Final Settlement Date”). If Earthstone and Northern cannot reach agreement by the Final Settlement Date, the final settlement statement and final NOG Adjusted Purchase Price shall be resolved in accordance with Section 2.7(b) of the Purchase Agreement, applied mutatis mutandis. Following the agreement (or deemed agreement) by the Parties with respect to the NOG Final Statement (or final resolution of any disputed matters with respect thereto in accordance with this Section 3.2(c)), the Parties shall:
(i)    to the extent that the NOG Adjusted Purchase Price set forth in the NOG PSS is greater than the final NOG Adjusted Purchase Price, Earthstone shall pay to Northern by wire transfer in immediately available funds to an account designated by Northern in writing, on the date that is 10 Business Days following the date that the NOG Final Statement is finally agreed upon (or deemed agreed upon) by the Parties (or final resolution of any disputed matters with respect thereto) in accordance with Section 3.2(c), an amount equal to the difference between (A) the NOG Adjusted Purchase Price set forth in the NOG PSS minus (B) the final NOG Adjusted Purchase Price; or
(ii)    to the extent that final NOG Adjusted Purchase Price is greater than the NOG Adjusted Purchase Price set forth in the NOG PSS, Northern shall pay to Earthstone by wire transfer in immediately available funds to an account designated by Earthstone in writing, on the date that is 10 Business Days following the date that the NOG Final Statement is finally agreed upon (or deemed agreed upon) by the Parties (or final resolution of any disputed matters with respect thereto) in accordance with Section 3.2(c), an amount equal to the difference between (A) the final NOG Adjusted Purchase Price minus (B) the NOG Adjusted Purchase Price set forth in the NOG PSS.
Section 3.3    Post-Closing Recovery.
(a)    Any recovery for claims (and any costs associated with pursuing such claims) of Earthstone against Sellers under the Purchase Agreement will be shared between Earthstone and Northern in proportion to the Parties’ Share. Notwithstanding the foregoing, any recovery for claims (and any costs associated with pursing such claims) of Earthstone against Sellers under the Purchase Agreement that relate to or arise out of subsection (ii) of the definition of Earthstone Excluded Assets shall be solely for the account of Earthstone.
(b)    The Parties agree that for purposes of making any indemnity claims arising under Article XIII of the Purchase Agreement, each of Earthstone and Northern shall use its respective good faith efforts to reach unanimous agreement with the other Party with respect to such claims. If the Parties are unable to reach an agreement with respect to any such indemnity claims the Parties are entitled to make under Article XIII of the Purchase Agreement within five Business Days following discovery by the Parties that such right has arisen, then the Party desiring to submit such claim may assert such claim individually (and shall bear all costs associated with pursuing such claims, unless such claims result in a successful recovery of indemnification proceeds (a portion of which is attributable to the non-participating Party’s interest) under the Purchase Agreement in which case such costs shall be split in accordance with each respective Parties’ Share) with prior written notice to the other Party.
Section 3.4    Post-Closing Diligence. From and after Closing, Earthstone shall promptly furnish to Northern, as it becomes available, all abstracts (including federal lease status reports), title opinions, title reports, title papers and curative material regarding the Specified Novo Assets not otherwise completed prior to Closing, the costs of which shall be chargeable to the joint account pursuant to the JOA, and the Parties will work together in good faith to make such filings with applicable Governmental Authorities in order to vest each such party with their respective interests in the Specified Novo Assets in the official records of such Governmental Authority.
Section 3.5    Purchase Price Allocation. Northern and Earthstone shall use commercially reasonable efforts to agree to an allocation of the Northern Share of the Final Price and any other items properly treated as consideration for U.S. federal income Tax purposes among the six categories of assets specified in Part II of IRS Form 8594 (Asset Acquisition Statement under Section 1060), in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and, to the extent permitted under applicable law, in accordance with the Allocation from the Purchase Agreement as set forth in Section 2.8 of the Purchase Agreement, within thirty (30) days after the Final Settlement date (the “NOG Allocation”). If Northern and Earthstone reach an agreement with respect to the NOG Allocation, (i) Northern and Earthstone shall use commercially reasonable efforts to update the NOG Allocation in accordance with Section 1060 of the Code following any adjustment to the Northern Share of the Final Price pursuant to this Agreement, and (ii) Northern and Earthstone shall, and shall cause their Affiliates to, report consistently with the NOG Allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Northern and Earthstone shall timely file with the IRS, and neither Northern and Earthstone shall take any position on any Tax Return that is inconsistent with the NOG Allocation, as adjusted, unless otherwise required by applicable Law; provided, however, that (A) if Northern and Earthstone cannot mutually agree on the NOG Allocation, each Party shall be entitled to determine its own allocation and file its IRS Form 8594 consistent therewith and (B) neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.
Section 3.6    Withholding. Each Party shall be entitled to deduct and withhold from the payments otherwise payable pursuant to this Agreement such amounts as are required to be withheld and paid over to the applicable Governmental Authority under the Code, or any applicable provision of Tax Law; provided, however, that (a) a Party withholding any amounts under this Section 3.6 shall use commercially reasonable efforts to (i) provide to the other Party written notice of its intent to so deduct and withhold reasonably in advance of any such deduction or withholding, along with a description of the legal basis therefor, (ii) reasonably cooperate with the other Party to minimize the amount of any applicable withholding to the other Party to the extent permitted by applicable Law, and (iii) consider in good faith any claim by the other Party that such withholding is not required or should be imposed at a reduced rate, and (b) the other Party shall be given a reasonable opportunity to provide any Tax forms which might reduce or eliminate any such deduction or withholding. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Party.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.1    Earthstone Representations and Warranties. Earthstone represents and warrants to Northern the matters set forth in Section 4.1(a) through Section 4.1(i) on the Execution Date and as of the Closing of the transactions contemplated by the Purchase Agreement.
(a)    Existence and Qualification. Earthstone is a limited liability company, validly existing and in good standing under the Laws of the state of its formation and is duly qualified to do business in all jurisdictions in which the Assets are located and has, or as of the Closing will have, complied with all necessary requirements of Governmental Authorities required for Earthstone’s ownership of the Assets.
(b)    Power. Earthstone has the requisite power to enter into and perform this Agreement, the Purchase Agreement and each other Transaction Agreements to which it is or will be a party and to consummate the transactions contemplated by this Agreement, the Purchase Agreement and such other Transaction Agreements.
(c)    Authorization and Enforceability. The execution, delivery, and performance of this Agreement, the Purchase Agreement, all documents required to be executed and delivered by Earthstone at Closing and all other Transaction Agreements to which Earthstone is or will be a party, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Earthstone. This Agreement has been duly executed and delivered by Earthstone (and all documents required hereunder to be executed and delivered by Earthstone at Closing and all other Transaction Agreements will be duly executed and delivered by Earthstone) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Earthstone, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
(d)    No Conflicts. The execution, delivery, and performance of this Agreement, the Purchase Agreement and the other Transaction Agreements by Earthstone, and the transactions contemplated hereby and thereby, will not (i) violate any provision of the certificate of incorporation, bylaws, or other organizational documents of Earthstone, (ii) result in a material default (with or without due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, or other financing instrument to which Earthstone is a party, (iii) violate any judgment, order, ruling, or regulation applicable to Earthstone as a party in interest, or (iv) violate any Laws applicable to Earthstone or any of its assets, except any matters described in subsections (ii) or (iii) above that would not have a Material Adverse Effect (as described in subsection (b) of the definition of Material Adverse Effect) on Earthstone.
(e)    Litigation. There are no actions, suits, or proceedings pending, or to Earthstone’s Knowledge, threatened in writing, before any Governmental Authority or arbitrator against Earthstone that are reasonably likely to materially impair Earthstone’s ability to perform its obligations under this Agreement, the Purchase Agreement or any document required to be executed and delivered by Earthstone at Closing.

(f)    Consents, Approvals or Waivers. Earthstone’s execution, delivery, and performance of this Agreement, the Purchase Agreement and the other Transaction Agreements by Earthstone, and the transactions contemplated hereby and thereby, is not and will not be subject to any consent, approval, or waiver from any Governmental Authority or other Third Party, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after Closing.
(g)    Bankruptcy. There are no bankruptcy, insolvency, reorganization, or receivership proceedings pending against, being contemplated by, or threatened against Earthstone or any of its Affiliates.
(h)    Liability for Broker’s Fees. Except as set forth in Section 1.1, Northern shall not directly or indirectly have any responsibility, liability, or expense, as a result of undertakings or agreements of Earthstone or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
(i)    Contracts. The execution, delivery, and performance of this Agreement by Earthstone, and the transactions contemplated by this Agreement, will not result in a material default (with due notice or lapse of time or both) under any of the terms, conditions, or provisions of any contract to which Earthstone is a party.
Section 4.2    Northern Representations and Warranties. Northern represents and warrants to Earthstone the matters set forth in Section 4.2(a) through Section 4.2(i) on the Execution Date and as of the Closing of the transactions contemplated by the Purchase Agreement.
(a)    Existence and Qualification. Northern is a corporation, validly existing and in good standing under the Laws of the state of its formation and is duly qualified to do business in all jurisdictions in which the Assets are located and has, or as of the Closing will have, complied with all necessary requirements of Governmental Authorities required for Northern’s ownership of the Assets.
(b)    Power. Northern has the requisite power to enter into and perform this Agreement and to consummate the transactions contemplated by this Agreement.
(c)    Authorization and Enforceability. The execution, delivery, and performance of this Agreement, all documents required to be executed and delivered by Northern at Closing and all other Transaction Agreements to which Northern is or will be a party, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Northern. This Agreement has been duly executed and delivered by Northern (and all documents required hereunder to be executed and delivered by Northern at Closing will be duly executed and delivered by Northern) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Northern, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
(d)    No Conflicts. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby, will not (i) violate any provision of any of the organizational documents of Northern, (ii) result in a material default (with or without due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, or other financing instrument to which Northern is a party, (iii) violate any judgment, order, ruling, or regulation applicable to Northern as a party in interest, or (iv) violate any Laws applicable to Northern or any of its assets, except any matters described in subsections (ii) or (iii) above that would not have a Material Adverse Effect (as described in subsection (b) of the definition of Material Adverse Effect) on Northern.
(e)    Litigation. There are no actions, suits, or proceedings pending, or to Northern’s knowledge, threatened in writing, before any Governmental Authority or arbitrator against Northern that are reasonably likely to materially impair Northern’s ability to perform its obligations under this Agreement or any document required to be executed and delivered by Northern at Closing.
(f)    Consents, Approvals or Waivers. Northern’s execution, delivery, and performance of this Agreement and the other Transaction Agreements by Northern, and the transactions contemplated hereby and thereby, is not and will not be subject to any consent, approval, or waiver from any Governmental Authority or other Third Party, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after Closing.
(g)    Bankruptcy. There are no bankruptcy, insolvency, reorganization, or receivership proceedings pending against, being contemplated by, or threatened against Northern or any of its Affiliates.
(h)    Liability for Broker’s Fees. Earthstone shall not directly or indirectly have any responsibility, liability, or expense, as a result of undertakings or agreements of Northern or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions, or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
(i)    Contracts. The execution, delivery, and performance of this Agreement by Northern, and the transactions contemplated by this Agreement, will not result in a material default (with due notice or lapse of time or both) under any of the terms, conditions, or provisions of any contract to which Northern is a party.
ARTICLE V
TERM AND TERMINATION
Section 5.1    Termination. This Agreement may be terminated as follows:
(a)    by the mutual written consent of the Parties;
(b)    by Earthstone, if (i) the Purchase Agreement is terminated by Sellers’ Representative, and (ii) Northern failed or refused to deliver Northern’s Share of the Closing Payment if, at such time, (A) all closing conditions set forth in Section 9.2 of the Purchase Agreement were fulfilled or satisfied (and, for purposes of clarity, not waived (or deemed to have been waived) by Earthstone, unless Northern (in its sole discretion) had agreed in writing to the waiver of such condition), other than any such conditions that by their nature could only be fulfilled or satisfied at or in connection with the consummation of the closing under the Purchase Agreement, (B) all conditions to closing set forth in Section 9.1 of the Purchase Agreement were fulfilled or satisfied by Earthstone or waived (or deemed to have been waived) by Sellers, other than any such conditions that by their nature could only be fulfilled or satisfied at or in connection with the consummation of the closing under the Purchase Agreement, (C) Sellers and Earthstone were each ready, willing and able to perform their respective obligations that were contemplated to be performed or to otherwise occur at or in connection with closing of the transactions contemplated by the Purchase Agreement (except with respect to Earthstone’s obligation to pay the Closing Payment at Closing due to Northern’s failure or refusal to deliver Northern’s Share of the Closing Payment), (D) Earthstone performed, or was ready, willing and able to perform, all of its obligations set forth in Section 2.3 of this Agreement, and (E) the Parties had mutually agreed to the form and substance of all Novo Closing Deliverables in accordance with Section 1.3(b), or, if the Parties had not mutually agreed to the form and substance of all Novo Closing Deliverables in accordance with Section 1.3(b), such failure was not solely the result of Earthstone’s breach of its obligations therein or unreasonable delay or failure to approve the form and substance of any such Novo Closing Deliverables;
(c)    by Earthstone, if (i) the Closing under the Purchase Agreement is consummated and (ii) Northern failed or refused to deliver Northern’s Share of the Closing Payment in accordance with this Agreement prior to Closing, and if, at such time, (A) all closing conditions set forth in Section 9.2 of the Purchase Agreement were fulfilled or satisfied (and, for purposes of clarity, not waived (or deemed to have been waived) by Earthstone), unless Northern (in its sole discretion) had agreed in writing to the waiver of such Condition, other than any such conditions that by their nature could only be fulfilled or satisfied at or in connection with the consummation of the closing under the Purchase Agreement, (B) Earthstone performed, or was ready, willing and able to perform, all of its obligations set forth in Section 2.3 of this Agreement, and (C) the Parties had mutually agreed to the form and substance of all Novo Closing Deliverables in accordance with Section 1.3(b) or, if the Parties had not mutually agreed to the form and substance of all Novo Closing Deliverables in accordance with Section 1.3(b), such failure was not solely the result of Earthstone’s breach of its obligations therein or unreasonable delay or failure to approve the form and substance of any such Novo Closing Deliverables;
(d)    by Northern, if (i) the Purchase Agreement is terminated, and (ii) Earthstone failed or refused to fulfill or perform its obligations set forth in the Purchase Agreement, including the failure to deliver Earthstone’s Share of the Closing Payment if, at such time, (A) all closing conditions set forth in Section 9.2 of the Purchase Agreement were fulfilled or satisfied (and, for purposes of clarity, not waived (or deemed to have been waived) by Earthstone, unless Northern (in its sole discretion) had agreed in writing to the waiver of such condition), other than any such conditions that by their nature could only be fulfilled or satisfied at or in connection with the consummation of the closing under the Purchase Agreement, (B) all conditions to closing set forth in Section 9.1 of the Purchase Agreement were fulfilled or satisfied (or waived by Sellers), other than any such conditions that by their nature could only be fulfilled or satisfied at or in connection with the consummation of the closing under the Purchase Agreement, (C) Sellers were ready, willing and able to perform their respective obligations that were contemplated to be performed or to otherwise occur at or in connection with closing of the transactions contemplated by the Purchase Agreement, (D) Northern performed, or was ready, willing and able to perform, all of its obligations set forth in Section 2.3 hereof, and (E) the Parties had mutually agreed to the form and substance of all Novo Closing Deliverables in accordance with Section 1.3(b), or, if the Parties had not mutually agreed to the form and substance of all Novo Closing Deliverables in accordance with Section 1.3(b), such failure was not solely the result of Northern’s breach of its obligations therein or unreasonable delay or failure to approve the form and substance of any such Novo Closing Deliverables; or
(e)    automatically, if the Purchase Agreement is terminated prior to Closing for any reason other than in the circumstances described in the foregoing clauses (a), (b), (c), or (d) of this Section 5.1.

Section 5.2    Effect of Termination.
(a)    Any termination of this Agreement shall not (i) relieve either Party of any liability or obligation accruing or that accrued prior to the date of such termination, (ii) relieve either Party of its indemnification obligations under Article VI with respect to acts or omissions which occurred prior to the date of termination, or (ii) deprive a Party not in breach (other than a breach because such Party is rightfully withholding performance in response to a breach by the other Party) of its rights to any remedy otherwise available to such Party.
(b)    In the event of a termination of this Agreement by (i) Earthstone pursuant to Section 5.1(b) or (ii) Northern pursuant to Section 5.1(d), the non-terminating Party shall pay to the terminating Party (A) such terminating Party’s Share of the Deposit (if and only if the Deposit was forfeited to Sellers as part of the termination of the Purchase Agreement), plus (B) any documented, out-of-pocket diligence costs and legal fees of the terminating Party (including such terminating Party’s Share of the Transaction Expenses) within three Business Days of the receipt of such termination notice pursuant to Section 5.1(b) or Section 5.1(d).
(c)    In the event of a termination of this Agreement by Earthstone pursuant to Section 5.1(c) (in which event, Northern shall remit any claims or rights to receive Northern’s Share of the Deposit), Northern shall pay to Earthstone any Transaction Expenses incurred in connection with the consummation of the transactions contemplated by the Purchase Agreement and this Agreement in an aggregate amount not to exceed $5,000,000 within three Business Days following receipt of supporting documentation with respect to such Transaction Expenses (and such payment shall not be due earlier than three Business Days following the Closing under the Purchase Agreement).
(d)    In the event of a termination of this Agreement or the Purchase Agreement, unless Earthstone is entitled to retain Northern’s Share of the Deposit pursuant to Section 5.2(b) or Section 5.2(c), Earthstone shall (i) pursue and enforce all rights under the Purchase Agreement and the Escrow Agreement necessary to receive back the Deposit from the Escrow Agent as soon as permitted under the Purchase Agreement and (ii) pay Northern the Northern Share of the Deposit within one Business Day of receipt from the Escrow Agent.
(e)    IT IS EXPRESSLY STIPULATED BY THE PARTIES THAT THE ACTUAL AMOUNT OF DAMAGES RESULTING FROM SUCH TERMINATION WOULD BE DIFFICULT IF NOT IMPOSSIBLE TO DETERMINE ACCURATELY BECAUSE OF THE UNIQUE NATURE OF THIS AGREEMENT, THE UNIQUE NATURE OF THE ASSETS, THE UNCERTAINTIES OF APPLICABLE COMMODITY MARKETS AND DIFFERENCES OF OPINION WITH RESPECT TO SUCH MATTERS, AND THAT THE LIQUIDATED DAMAGES PROVIDED FOR HEREIN ARE A REASONABLE ESTIMATE BY THE PARTIES OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DO NOT CONSTITUTE A PENALTY.
ARTICLE VI
LIABILITY; INDEMNIFICATION
Section 6.1    Assumed Liabilities. Subject to this Article VI, Northern’s rights and obligations (following the Closing) under the Purchase Agreement, and the Parties’ respective rights and obligations under the JOA, effective as of the Closing, Northern shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all Damages, losses, obligations and liabilities, known or unknown, including arising under the Purchase Agreement, to the extent attributable to the NOG Assets, regardless of whether such Damages, losses, obligations or liabilities arose prior to, on or after the Effective Time (all of said obligations and Liabilities, subject to the exclusions below, herein being referred to as the “Assumed Obligations”); provided, however, that the Assumed Obligations shall not include, Northern shall have no obligation to assume, and Earthstone hereby retains the Excluded Earthstone Obligations.
Section 6.2    Indemnification.
(a)    From and after Closing, Earthstone hereby agrees to pay, defend, indemnify, reimburse and hold harmless Northern, its Affiliates and its and their respective directors, partners, members, managers, officers, agents, attorneys and employees the (“Northern Indemnified Parties”) for, from and against all obligations, liabilities, claims, causes of action and Damages caused by, arising out of, attributable to or resulting from: (i) any breach by Earthstone of any representation or warranty set forth in this Agreement, (ii) any failure by Earthstone to perform any covenant or obligation set forth in this Agreement, and (iii) any Damages actually paid or suffered to Sellers (or their respective successors or assigns) under the Purchase Agreement to the extent attributable to clause (i) of the definition of Earthstone Excluded Assets (iv) any claims for indemnity from the Sellers pursuant to Section 13.1 of the Purchase Agreement with respect to any obligations, liabilities, claims, causes of action and Damages arising out of the matters set forth in clauses (i) (solely with respect to clause (ii) of the definition of Earthstone Excluded Assets), (ii), (iii), (iv), (v) and (vi) of the definition of Excluded Earthstone Obligations.
(b)    From and after Closing, Northern hereby agrees to pay, defend, indemnify, reimburse and hold harmless Earthstone, its Affiliates and its and their respective directors, partners, members, managers, officers, agents, attorneys and employees the (“Earthstone Indemnified Parties”) for, from and against all obligations, liabilities, claims, causes of action and Damages caused by, arising out of, attributable to or resulting from: (i) any breach by Northern of any representation or warranty set forth in this Agreement, (ii) any failure by Northern to perform any covenant or obligation set forth in this Agreement and (iii) any Damages actually paid or suffered to Sellers (or their respective successors or assigns) under the Purchase Agreement to the extent attributable to any Assumed Obligations, if applicable.
(c)    The indemnity actions set forth in Section 13.6 of the Purchase Agreement shall apply mutatis mutandis.
Section 6.3    Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT IN CONNECTION WITH ANY DAMAGES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, NONE OF THE EARTHSTONE INDEMNIFIED PARTIES OR NORTHERN INDEMNIFIED PARTIES SHALL BE ENTITLED TO LOST PROFITS, CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, EACH OF EARTHSTONE AND NORTHERN, FOR ITSELF AND ON BEHALF OF THE EARTHSTONE INDEMNIFIED PARTIES OR NORTHERN INDEMNIFIED PARTIES (AS APPLICABLE), HEREBY EXPRESSLY WAIVES ANY RIGHT TO LOST PROFITS, CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
ARTICLE VII
TAXES
Section 7.1    Company Taxes.

(a)    Northern shall be allocated and bear (i) all Post-Effective Time Company Taxes attributable to the NOG Assets and (ii) without duplication, all ad valorem, property, excise, severance, production, sales, use, and similar Taxes based upon or measured by the acquisition, ownership or operation of the NOG Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes (“Asset Taxes”) attributable to any Post-Effective Time Period and the portion of any Straddle Period beginning at the Effective Time. Earthstone shall be allocated and bear (i) all Post-Effective Time Company Taxes that are not attributable to the NOG Assets and (ii) without duplication, any Taxes attributable to the Earthstone Excluded Assets.
(b)    To the extent the actual amount of a Tax is not known at the time an adjustment is to be made with respect to such Tax pursuant to Section 3.2, the Parties shall utilize the most recent information available in estimating the amount of such Tax for purposes of such adjustment. To the extent the actual amount of a Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the NOG Final Statement, timely payments will be made from one Party to the other Party to the extent necessary to cause each Party to bear the amount of such Tax that is allocable to such Party under this Section 7.1.
Section 7.2    Tax Returns. Northern shall be responsible for timely remitting all Asset Taxes due on or after the Closing Date, in each case, to the applicable taxing authority, and Northern shall prepare (or cause to be prepared) all Tax Returns with respect to Asset Taxes for all Pre-Effective Time Periods and Straddle Periods, in each case, that are required to be filed after the Closing Date. Northern shall prepare all such Tax Returns on a basis consistent with past practice except to the extent otherwise required by applicable Law. Northern shall, reasonably in advance of the due date of each such Tax Return (taking into account any applicable extensions), deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to Earthstone for its review and comment (including, for the avoidance of doubt, the review and comment of Sellers’ Representative in accordance with the terms of the Purchase Agreement, as applicable), and Northern will cause such Tax Return (as revised to incorporate Earthstone’s and Sellers’ Representative’s reasonable comments) to be timely filed and provide two copies thereof to Earthstone. The Parties agree that nothing in this Section 7.2 shall be interpreted as altering the manner in which Taxes are allocated to and economically borne by the Parties.
Section 7.3    Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes imposed on or with respect to the NOG Assets, including (i) any action required to allow Earthstone to satisfy its obligations to Sellers under the Purchase Agreement and (ii) any action permitted under the Purchase Agreement to allow Earthstone or Northern to recover any Taxes attributable to the NOG Assets for Pre-Effective Time Periods and the portion of any Straddle Period ending at the Effective Time. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.
Section 7.4    Post-Closing Tax Matters. Northern shall not (and shall cause its Affiliates not to), with respect to any Asset Taxes attributable to the NOG Assets for any Tax period (or portion thereof) beginning prior to the Effective Time, solely to the extent such action would cause Earthstone to breach the covenants set forth in Section 11.5 of the Purchase Agreement, (a) file any amended Tax Return, (b) make, change or revoke any Tax election in a manner that is inconsistent with past practice, (c) change any method of accounting with respect to Asset Taxes, (d) initiate any discussion with any Governmental Authority regarding any voluntary disclosure involving Asset Taxes, or (e) surrender any right to claim a refund for Asset Taxes, in each case, without the prior written consent of Earthstone (such consent not to be unreasonably withheld, conditioned or delayed).
Section 7.5    Tax Refunds. Northern shall be entitled to any and all refunds and credits attributable to Taxes allocated to Northern pursuant to Section 7.1, and Earthstone shall be entitled to any refunds and credits attributable to Taxes allocated to Earthstone pursuant to Section 7.1, in each case unless such refunds or credits were taken into account in the final determination of the NOG Final Statement or the final settlement statement under Section 2.7(b) of the Purchase Agreement, respectively. If a Party or its Affiliate (a) receives a refund of Taxes or (b) realizes a reduction of cash Taxes otherwise payable attributable to any credit, in each case, to which another Party is entitled pursuant to this Section 7.5, such recipient Party shall forward to the entitled Party the amount of such refund or cash Tax reduction within 30 days after such refund is received or such cash Tax reduction is received or realized, as applicable, net of any reasonable out-of-pocket costs or expenses incurred by such recipient Party in procuring such refund or cash Tax reduction.
Section 7.6    Tax Proceedings. If, after the Closing Date, Northern receives notice of an audit or administrative or judicial proceeding with respect to any Asset Tax attributable to the NOG Assets or any Tax Return with respect thereto related to any taxable period ending prior to the Effective Time or any Straddle Period (a “Tax Contest”), Northern shall notify Earthstone within ten (10) days of receipt of such notice. To the extent that the Sellers’ Representative is permitted to control such Tax Contest pursuant to Section 11.7 of the Purchase Agreement, Northern shall permit the Sellers’ Representative to control such Tax Contest; provided that Earthstone shall, to the extent permitted by Earthstone’s rights and obligations under the Purchase Agreement, (a) keep Northern reasonably informed of the progress of such Tax Contest (b) permit Northern (or Northern’s Counsel) to participate, at Northern’s sole cost and expense, in such Tax Contest, including in meetings with the applicable Governmental Authority, and (c) not consent to the settlement, compromise or concession of such Tax Contest to the extent such settlement, compromise or concession could reasonably be expected to have an impact on the amount of Asset Taxes for the NOG Assets after the Effective Time without the prior written consent of Northern, which consent shall not be unreasonably withheld, conditioned or delayed. Northern shall control any other Tax Contest; provided, that Northern shall (i) keep Sellers’ Representative reasonably informed of the progress of such Tax Contest, (ii) permit Sellers’ Representative (or Sellers’ Representative counsel) to participate, at Sellers’ sole cost and expense, in such Tax Contest, including in meetings with the applicable Governmental Authority, and (iii) not settle, compromise and/or concede any portion of such Tax Contest without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 7.7    Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, (a) all required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the NOG Assets to Northern shall be borne solely by Northern and (b) any sales, use, transfer, registration, documentary, stamp, value added, or similar Taxes and related fees and costs imposed on or payable in connection with Northern’s acquisition of the NOG Assets (“Transfer Taxes”) shall be borne 50% by Northern and 50% by Earthstone. The Party primarily responsible under applicable law for filing any Tax Return attributable to Transfer Taxes shall prepare and timely file such Tax Returns required to be filed with respect to any Transfer Taxes, promptly provide a copy of such Tax Returns to the other Party and timely pay such Transfer Taxes. Northern shall bear and reimburse Earthstone for any sales, use, transfer, registration, documentary, stamp, value added, or similar Taxes and related fees and costs imposed on, payable or otherwise borne by Earthstone (if any) in connection with the acquisition of the NOG Assets under the Purchase Agreement; provided, that the amount of such Taxes deemed payable by Earthstone in connection with the acquisition of the NOG Assets shall be determined by multiplying (i) the total amount of Transfer Taxes (as defined in the Purchase Agreement) payable by Earthstone in connection with the acquisition of the Subject Securities (as reduced by any such Taxes not attributable to the Specified Novo Assets) and (ii) 33.33%.
Section 7.8    Non-Foreign Status. At or prior to Closing, Earthstone shall deliver (or cause to be delivered) a duly and validly completed and executed Internal Revenue Service Form W-9 for each entity transferring the NOG Assets to Northern (or, if any such entity is treated as an entity disregarded as separate from its regarded tax owner for U.S. federal income tax purposes, the Person that is treated as its regarded tax owner for such purposes).
ARTICLE VIII
MISCELLANEOUS
Section 8.1    Confidentiality. Subject to and without limiting the terms and provisions of the Confidentiality Agreements, the Parties shall keep all information and data relating to the existence of this Agreement, the contents hereof, or the transactions contemplated hereby strictly confidential, except (a) for disclosures to Representatives of the Parties (in which event, the disclosing Party will be responsible for making sure that the Representatives keep such information and data confidential) or to a successor or potential successor of interest in the Assets, (b) as required to perform pursuant to this Agreement, the Purchase Agreement and the other Transaction Agreements, as applicable, (c) to the extent expressly contemplated by this Agreement (including in connection with the resolution of disputes hereunder), (d) for disclosures that are required by applicable securities or other Laws or regulation or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, (e) for disclosures to Governmental Authorities as required by Law, or (f) as to any information or data that is or becomes available to the public other than through the act or omission of such Party or its Representatives in violation of this Section 8.1; provided that, prior to making any disclosures permitted under subsection (a) above, the Party disclosing such information shall obtain an undertaking of confidentiality from the Person receiving such information.
Section 8.2    Conflicts. Notwithstanding anything herein to the contrary, in the event of any conflict between the Purchase Agreement and this Agreement, as between the Parties the terms of this Agreement shall control.
Section 8.3    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Electronic transmission of copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.
Section 8.4    Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any Party to the other Party (herein collectively called “Notice”) shall be in writing and delivered in person by courier service or U.S. mail requiring acknowledgement of receipt or mailed by certified mail, postage prepaid, and return receipt requested, or by e-mail requesting the recipient to confirm receipt, as follows:
If to Earthstone:
Earthstone Energy, Inc.
1400 Woodloch Forest Drive, Suite 300
The Woodlands, Texas 77380
Attn: Robert J. Anderson, President and CEO
    Bobby Hunt, EVP & General Counsel
Email: robert@earthstoneenergy.com

    bobby@earthstoneenergy.com
If to Northern:
Northern Oil and Gas, Inc.
4350 Baker Road - Suite 400
Minnetonka, Minnesota 55343
Attn: Adam Dirlam
Email: adirlam@northernoil.com
with a copy to (which shall not constitute notice):
Northern Oil and Gas, Inc.
4350 Baker Road - Suite 400
Minnetonka, Minnesota 55343
Attn: General Counsel
Email: eromslo@northernoil.com
Notice shall be effective upon actual receipt. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
Section 8.5    Governing Law. This Agreement and the documents delivered pursuant hereto and the legal relations between the Parties shall be governed by, construed and enforced in accordance with the Laws of the State of Texas, without regard to principles of conflicts of Laws that would direct the application of the Laws of another jurisdiction.
Section 8.6    Venue and Waiver of Jury Trial.
(a)    Except as to any dispute, controversy, matter or claim arising out of or in relation to or in connection with the calculation or determination of the Adjusted Purchase Price pursuant to Section 3.2 (which shall be resolved in accordance with Section 2.7(b) of the Purchase Agreement, applied mutatis mutandis), any dispute, controversy, matter or claim between the Parties (each, subject to such exceptions, a “Dispute”), that cannot be resolved between the Parties, will be instituted exclusively in the courts of the State of Texas in and for Harris County, Texas or the United States District Court located in Houston, Texas and each Party hereby irrevocably consents to the exclusive jurisdiction in connection with any Dispute or Action arising out of this Agreement or any of the transactions contemplated thereby. All Disputes between the Parties to this Agreement and the transactions contemplated hereby shall have exclusive jurisdiction and venue only in the courts of the State of Texas in and for Harris County, Texas or the United States District Court located in Houston, Texas.
(b)    To the extent that any Party or any of its Affiliates has acquired, or hereafter may acquire, immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party (on its own behalf and on behalf of its Affiliates) hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 8.6(a). Further, each Party waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any Action in the foregoing courts. Each Party agrees that any and all process directed to it in any such Action may be served upon it outside of the State of Texas in and for Harris County, Texas or the United States District Court located in Houston, Texas with the same force and effect as if such service had been made within the State of Texas in and for Harris County, Texas or the United States District Court located in Houston, Texas.

(c)    The Parties agree that a dispute under this Agreement may raise issues that are common with one or more of the other Transaction Agreements or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected with issues raised in a related dispute, controversy or claim between or among the Parties and their Affiliates. Accordingly, any Party to a new Dispute under this Agreement may elect in writing within 15 days after the initiation of a new Dispute to refer such new Dispute for resolution by the applicable court together with any existing Dispute arising under this Agreement, other Transaction Agreements or other documents executed by the Parties in connection herewith or which are substantially the same or interdependent and interrelated or connected. If the applicable court does not determine to consolidate such new Dispute with the existing Dispute within 30 days of receipt of written request, then the new Dispute shall not be consolidated, and the resolution of the new Dispute shall proceed separately.
(d)    EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LITIGATION, ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE).
Section 8.7    Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by the application of the express terms hereof by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No course of dealing on the part of any Party or its respective officers, employees, agents or Representatives, and no failure by any Party to exercise any of its rights under this Agreement, shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. Except as otherwise expressly provided herein, no waiver of, or consent to a change in or modification of, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in or modification of, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided herein. The rights of each Party under this Agreement shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise by such Party of any other right. No consent under this Agreement shall be valid unless set forth in an instrument in writing signed on behalf of such Party.
Section 8.8    Successors and Assigns. All covenants and agreements herein shall bind and inure to the benefit of the respective permitted successors and assigns of the Parties.
Section 8.9    Entire Agreement. This Agreement and the documents execution hereunder constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.
Section 8.10    Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.
Section 8.11    Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable, and should any terms or provisions, in whole or in part, be held invalid, illegal or incapable of being enforced as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, this Agreement shall be reformed, construed and enforced so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.12    Certain Defined Terms. As used in this Agreement:
(a)    “Administration of the Business” means the general, corporate and administrative functions of the Company or the Business; excluding, however, any such actions or activities that are chargeable to the joint account pursuant to the COPAS Accounting Procedures attached as Exhibit C to the JOA.
(b)    “Consents and Preferential Rights Adjustment” means the product of (i) the Allocated Value of the Specified Novo Assets affected by an Unobtained Consent or Unobtained Preferential Right as set forth on Schedule 2.8 of the Purchase Agreement, multiplied by (ii) the Northern Share.
(c)    “Earthstone Excluded Assets” means
(i)    an undivided 66 2⁄3% in and to the Specified Novo Assets; and
(ii)    (A) all other assets held by Novo other than the Specified Novo Assets and (B) with respect to the ownership of the Subject Securities or the Administration of the Business following Closing any Damages in respect thereof for which Purchaser Group is entitled to indemnification from Sellers pursuant to Section 13.2 of the Purchase Agreement.
(d)    “Excluded Earthstone Obligations” means any Damages, losses, obligations and liabilities related to:
(i)    the Earthstone Excluded Assets;
(ii)    any failure or breach of any representation or warranty made by Earthstone contained in the Purchase Agreement or the Purchaser Certificate;
(iii)    any failure or breach of any covenant or agreements of Earthstone contained in the Purchase Agreement;
(iv)    any failure or breach of Company’s covenants or agreements contained in the Purchase Agreement to be performed after Closing;
(v)    any Taxes allocated to Earthstone under Section 7.1(a); and/or
(vi)    the ownership of the Subject Securities or the Administration of the Business following Closing (excluding any fixed overhead charges set forth in Section III (Overhead) in COPAS Accounting Procedures attached as Exhibit C to the JOA).
(e)    “NOG Adjusted Purchase Price” shall mean an amount equal to:
(i)    $500,000,000;
(ii)    reduced by the Northern Initial Payment;
(iii)    reduced by the aggregate amount of the following proceeds received by Earthstone or Novo after (and including) the Effective Time: (A) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production; gathering, processing and transportation costs) produced from or attributable to the NOG Assets after (and including) the Effective Time, or (B)

other proceeds earned with respect to the NOG Assets after (and including) the Effective Time;
(iv)    increased by the aggregate amount of the proceeds received by Northern from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production and gathering, processing and transportation costs) produced from or attributable to the NOG Assets during the period prior to the Effective Time;
(v)    increased by the amount of all NOG Property Costs attributable to the ownership and operation of the NOG Assets which are incurred or attributable to periods after the Effective Time and paid by Earthstone or Novo;
(vi)    increased or decreased with respect to Taxes, without duplication and in accordance with the applicable Tax adjustments set forth in the Purchase Agreement, as follows:
(A)    increased by the amount of all Taxes allocated to Northern in accordance with Section 7.1(a) but paid or otherwise economically borne by Earthstone or its Affiliates (provided, for the avoidance of doubt, no member of the Company Group shall be treated as an Affiliate of Earthstone until the Subject Securities are actually acquired by Earthstone); and
(B)    decreased by the amount of all Taxes allocated to Earthstone in accordance with Section 7.1(a) but paid or otherwise economically borne by Northern or its Affiliates;
(vii)    with respect to any Imbalances where Earthstone or Novo is underproduced as to Hydrocarbons or has overdelivered Hydrocarbons, in each case, attributable to the NOG Assets, increased by an amount equal to the aggregate cash amount owed by Third Parties to Earthstone or Novo for such Imbalances as of the Effective Time if the applicable Contract governing such Imbalance requires monthly cash balancing or, if monthly cash balancing is not required under such applicable Contract, on the basis of the applicable Settlement Price.
(viii)    with respect to any Imbalances where Earthstone or Novo is overproduced as to Hydrocarbons or has underdelivered Hydrocarbons, in each case, attributable to the NOG Assets, reduced by an amount equal to the aggregate amount owed by Earthstone or Novo to Third Parties for such Imbalances as of the Effective Time if the applicable Contract governing such Imbalance requires monthly cash balancing or, if monthly cash balancing is not required under such applicable Contract, on the basis of the applicable Settlement Price;
(ix)    reduced by the amount of any NOG Property Costs attributable to the ownership and operation of the NOG Assets and incurred prior to the Effective Time that are paid by Northern;
(x)    to the extent that Earthstone and/or Novo have not obtained an Unobtained Consent or obtained waivers of an Unobtained Preferential Right, decreased by an amount equal to the Consents and Preferential Rights Adjustment;
(xi)    increased by an amount equal to the Northern Share of the portion of the Permitted G&A Cap actually incurred as Permitted Leakage;

(xii)    reduced by an amount equal to the Northern Share of the adjustment to the Purchase Price set forth in Section 2.4(f) of the Purchase Agreement;
(xiii)    reduced by an amount equal to the Northern Share of the adjustment to the Purchase Price set forth in Section 2.4(j) of the Purchase Agreement; and
(xiv)    to the extent that proceeds from such volumes have not been received by Earthstone or Novo, an amount equal to the Northern Share of the aggregate volumes of merchantable Hydrocarbons in tanks or storage facilities produced from or credited to the NOG Assets to the extent above the load line, produced from or attributable to the NOG Assets at the Effective Time based upon the quantities in tanks or storage facilities that are (A) upstream of the pipeline connection or (B) upstream of the sales meter, as applicable, as of the Effective Time multiplied by the applicable Settlement Price, in each case, net of any Specified Hydrocarbon Deduction.
(f)    “NOG Assets” means an undivided interest in the Northern Share in and to the Specified Novo Assets.
(g)    “NOG Property Costs” shall mean all ordinary course operating expenses (including costs of insurance, rentals, shut-in payments, title examination costs, and costs of drilling and completing wells, and costs of acquiring equipment) incurred in the ownership and operation of the Specified Novo Assets, including any COPAS overhead costs charged to the Company Group by Third Party operators in respect of the Specified Novo Assets under any applicable Contracts, but excluding (without limitation) liabilities, losses, costs and expenses attributable to Taxes; provided, however, NOG Property Costs shall not include (a) the costs and expenses incurred after the Effective Time by the Company Group attributable to curing and/or Remediating any Defects asserted by Purchaser pursuant to this Agreement; (b) payments made or costs or expenses incurred in connection with the cure or attempt to cure any breach of this Agreement or any other Transaction Document; (c) any amount of general or administrative costs, overhead costs, management costs, fees or expenses or similar amounts that are paid or payable to a Seller or any Affiliate of a Seller (other than a member of the Company Group) or charged or chargeable by a Seller or any Affiliate of a Seller (other than any member of the Company Group) for a particular calendar month (or partial calendar month) to the extent such amounts are in excess of the Permitted G&A Cap; (d) any mounts paid or incurred by or on behalf of the Company Group in respect of (i) curing or Remediating any Specified Environmental Matter, or (ii) the Specified Matters; (e) any Credit Document Indebtedness of the Company Group; and (f) Company Hedges.
(h)    “Required Consent” shall mean any Consent with respect to the transfer of the Specified Novo Assets that is a “NOG Assignment Required Consent” pursuant to the Purchase Agreement (as such term is defined on the Execution Date hereof).
(i)    “Specified Novo Assets” means the “Assets”, as such term is defined in the NOG Assignment attached hereto as Exhibit B.
(j)    “Unobtained Consent” means any Required Consent affecting the NOG Assets which has not been obtained or waived on or prior to Closing.
(k)    “Unobtained Preferential Right” means a Preferential Right affecting the NOG Assets that is (i) exercised prior to Closing, or (ii) has not been exercised by the Third Party holder of such Preferential Right, but the time period for election to exercise such Preferential Right has not expired.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.

EARTHSTONE ENERGY HOLDINGS, LLC
By: /s/ Robert J. Anderson
Name: Robert J. Anderson
Title: President & Chief Executive Officer

Signature Page to Acquisition and Cooperation Agreement

NORTHERN OIL AND GAS, INC.
By: /s/ Nicholas O’Grady
Name: Nicholas O’Grady
Title: Chief Executive Officer

Signature Page to Acquisition and Cooperation Agreement